Exhibit 99.1

ProPhase Labs Announces $6 Million Stock Repurchase Program

Garden City, NY, September 8, 2021 (GLOBE NEWSWIRE) — ProPhase Labs, Inc. (NASDAQ: PRPH), a diversified biotech and genomics company, today announced that its Board of Directors has authorized the repurchase of up to $6 million in ProPhase common stock.

The Company has engaged ThinkEquity to facilitate the share repurchase program. Under the new program, the Company may repurchase its common stock from time to time, over the next six months, through open market transactions (based on prevailing market prices), privately negotiated transactions, block trades, or any combination thereof, in accordance with applicable federal securities laws, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended. The number of shares to be repurchased and the timing of the repurchases, if any, will depend on a number of factors, including, but not limited to, price, trading volume and general market conditions, along with the Company’s working capital requirements and general business conditions. The Board will re-evaluate the program from time to time, and may authorize adjustments to its terms. The Company expects to utilize its existing funds to fund repurchases under the repurchase program.

Ted Karkus, ProPhase’s Chief Executive Officer, commented, “Today’s announcement of the stock repurchase program reflects the Board of Directors’ confidence in both our current business momentum and the future opportunities before us.”

“We expect strong revenue growth and cash flows for our ProPhase Diagnostic subsidiary in the fourth quarter of 2021 and beyond as a result of the new Delta variant and an anticipated surge in COVID-19 testing, in part due to an increasing number of municipalities requiring their employees to undergo regular testing in the absence of vaccination as well as the reopening of schools across the country that require testing.”

“In addition, the integration of recently acquired Nebula Genomics into our ProPhase Precision Medicine division is proceeding as planned. As previously discussed, we believe that the Nebula Acquisition will be transformative to our business model, as we are convinced that personalized medicine is the future of medicine, providing patients and caregivers the most informed treatments and improved outcomes by optimizing personalized care.”

“Nebula Genomics has been a leader in personalized genetic testing, providing access to affordable and secure Whole-Genome Sequencing (WGS). WGS is a genetic testing technology that obtains comprehensive data on every gene and all of the chromosomes in our DNA. WGS can be used to examine ancestry, health, diet, rare gene mutations and rare diseases.”

“Our goal is to integrate Nebula Genomics’ comprehensive genomic testing into our CLIA-certified lab services, which we believe will lead to faster turnaround times for results and lower prices. We will also seek to leverage our distribution network of over 40,000 food, drug and mass retail stores to further expand direct-to-consumer and big-box retail distribution of Nebula’s whole genome sequencing services. Each of these initiatives could dramatically grow sales going forward.”

“We ended the second quarter with a strong cash and working capital position and believe that we have ample capital to implement the stock repurchase program while continuing to execute on our strategy to further expand our capabilities in both CLIA-lab testing and personalized precision medicine,” concluded Mr. Karkus.

About ProPhase Labs

ProPhase Labs (Nasdaq: PRPH) (“ProPhase”) is a diversified biotech and genomics company that seeks to leverage its CLIA lab services to provide whole genome sequencing and research direct to consumers and build a genomics data base to be used for further research. The Company continues to provide traditional CLIA molecular laboratory services, including COVID-19 testing. ProPhase Precision Medicine, Inc. focuses on genomics testing technologies, a comprehensive method for analyzing entire genomes, including the genes and chromosomes in DNA. The data obtained from genomic testing can help to identify inherited disorders and tendencies, help predict disease risk, help identify expected drug response, and characterize genetic mutations, including those that drive cancer progression.

ProPhase Diagnostics offers a broad array of clinical diagnostic and testing services at its CLIA certified laboratories. ProPhase Diagnostics serves patients who may have SARS-CoV-2 (COVID-19) through both saliva and nasal swab methods. Critical to COVID testing, results are provided in under 24 hours. ProPhase Diagnostics also offers PCR (polymerase chain reaction) testing for Influenzas A and B and RSV; as well as antigen and antibody/immunity tests to broaden its COVID-19 testing beyond RT-PCR testing.

ProPhase Global Healthcare, Inc. was formed to seek to expand the Company’s SARS-CoV-2 (COVID-19) testing into other countries and to pursue additional healthcare-related initiatives.

ProPhase Labs has decades of experience researching, developing, manufacturing, distributing, marketing, and selling OTC consumer healthcare products and dietary supplements, including dietary supplements under the TK Supplements® brand. ProPhase actively pursues strategic investments and acquisition opportunities for other companies, technologies, and products. For more information, visit www.ProPhaseLabs.com.

Forward Looking Statements

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategy, plans and objectives, including our execution of the stock repurchase program, our expectations regarding revenue growth and cash flows in the fourth quarter of 2021 and beyond as a result of an anticipated surge in COVID-19 testing, the potential for whole-genome sequencing (WGS), our plans to integrate Nebula Genomics’ WGS services with our already established CLIA-certified laboratories to offer faster turnaround times and lower prices, our ability to leverage our retail relationships to promote our WGS services, and our overall plans to expand our capabilities in CLIA-lab testing and personalized precision medicine. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include but are not limited to general economic conditions, variations in the price and trading volume of our common stock, the scale, scope and duration of the COVID-19 pandemic, consumer demand for our COVID-19 testing and other lab processing services, challenges relating to entering into new business lines, the competitive environment, our failure to obtain and maintain necessary regulatory approvals, our ability to continue to ramp up our labs’ testing capacity and execute on our business plan, and the risk factors listed from time to time in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any other SEC filings.

Media Relations Contact:

Jules Abraham

Director of Public Relations

CORE IR

917-885-7378

julesa@coreir.com